EXHIBIT 99.1

                            GRANT PARK FUTURES FUND

[LOGO]


             WEEKLY COMMENTARY FOR THE WEEK ENDED SEPTEMBER 3, 2004

The Fund experienced a losing week at the start of the month. Setbacks occurred from positions in the financials, precious metals, foreign currencies and grains. Positions in the energies and stock indices were profitable. B Class units in the Grant Park Fund lost an estimated 1.4% over the week that ended August and began September, leaving them down an estimated 20.16% year-to-date.

Prices for U.S. Treasurys fell late in the week in response to news that the U.S. economy added 144,000 new jobs during the month of August and that the employment numbers for July and June were revised upward by 59,000. While the August release was just below economists' expectations of 150,000 new jobs, traders interpreted the moderate increase in employment to suggest that the Federal Reserve Board will more than likely raise short-term interest rates when it convenes its next FOMC meeting on September 21st. The unemployment rate fell to a 3-year low of 5.4%. Long positions in the Thirty-year bonds as well as the Ten-year and Five-year notes sustained losses as those contracts, which had gained ground earlier in the week on the back of weaker-than-expected consumer confidence data, finished the session in lower territory. Long positions in some of the foreign financials also lost ground. Losses were reported in the German bund as well as the long gilts and euribor in London. Long positions in the Australian financials made small gains.

Long positions in the precious metals sector lost ground as the price of gold fell late in the week, mostly in response to a rebounding U.S. dollar. The U.S. employment report gave traders reason to buy the dollar in anticipation of higher interest rates. Gold fell $5.50 on Friday to settle the week $2.90 lower than last week's close. Silver fell 22 cents on Friday to close the week at $6.59 per ounce, 3.7 cents lower for the week. Analysts attributed some of the selling to profit taking ahead of the Labor Day holiday weekend in the U.S. The base metal sector also recorded losses as the price of high grade copper in New York fell 2 cents by the end of the week.

Positions in the foreign currencies lost ground during an erratic week of trading for the U.S. dollar. As mentioned above, the greenback rallied late in the week on the jobs data but spent the early part of the session a little less firm as the result of some weak economic news regarding consumer confidence and retail sales. The Fund sustained losses from long positions in the Mexican peso and British pound, both of which finished the week lower relative to the dollar. Longs in the New Zealand dollar also reported losses.

Short positions in the grain markets lost ground as the cooler-than-normal temperatures across Midwestern growing regions and up into Canada are giving rise to worries that an early frost might stop immature crops

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


                                                  (312) 756-4450 o(800)217-7955
                                                           o FAX (312) 756-4452
Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
550 West Jackson Blvd, Suite 1300,             website: www.dearborncapital.com
Chicago, IL 60661                             e-mail: funds@dearborncapital.com


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from further developing. Short positions in the wheat market sustained losses as prices were higher for the week in Chicago and Kansas City. Shorts in the corn market also lost as cautious traders kept the market bid entering the long weekend. Longs in soybean oil made profits.

Short positions in the energy sector were profitable as prices for natural gas continued to fall in response to growing inventories. The cooler summer has caused stocks of the fuel to grow and prices to fall by 8% during the past week. The unusually mild weather lessened the demand for electricity to power air-conditioners and has resulted in an excess supply of natural gas for storage. The October contract fell 51.4 cents to settle the week at $4.675 per million British thermal units. Gains here outpaced losses from long positions in the crude oil market. Although crude ended the week 81 cents higher at $43.99 per barrel, the Fund lost on positions that were liquidated earlier in the week when the price fell to a low of $41.30.

Lastly, short positions in the stock indices were earners as the NASDAQ fell 0.9% for the week following Intel's decision to cut its 3rd quarter sales and profit goals. The market found further weakness as several micro-chip manufacturers followed suit. Overseas positions also gained. The Nikkei lost 1.67% helping shorts there. Longs in the Hang Seng were profitable after the Hong Kong index added 1.01% for the week. Australian shares also rallied, benefiting longs there.


















              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


                                                  (312) 756-4450 o(800)217-7955
                                                           o FAX (312) 756-4452
Dearborn Capital Management, LLC            Performance Hotline: (866) 516-1574
550 West Jackson Blvd, Suite 1300,             website: www.dearborncapital.com
Chicago, IL 60661                             e-mail: funds@dearborncapital.com